As filed with the Securities and Exchange Commission on June 10, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Janus Capital Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6199	43-1804048
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

151 Detroit Street

Denver, Colorado 80206-4928
(303) 333-3863
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Douglas N. Beck, Esq.

151 Detroit Street
Denver, Colorado 80206-4928
(303) 333-3863
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:

Gibson, Dunn & Crutcher LLP

1801 California Street, Suite 4100
Denver, Colorado 80202-2641
(303) 298-5700
Attention: Richard M. Russo, Esq.

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered	Per Share(1)	Price(1)	Fee

6.119% Senior Notes Due April 15, 2014	$82,385,000	100%	$82,385,000	$10,439

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. we may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 10, 2004

Janus Capital Group Inc.

Exchange Offer for All Outstanding
6.119% Senior Notes Due April 15, 2014
(CUSIP Nos. 47102XAA3 and 47102XAB1)
For New
6.119% Senior Notes Due April 15, 2014

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                         , 2004, UNLESS EXTENDED.

•	We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange of outstanding notes will not be a taxable exchange for U.S. federal income tax purposes.

•	The terms of the new notes to be issued are substantially identical to the terms of the outstanding notes, except that transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply.

•	Each broker-dealer that receives securities for its own account pursuant to the Exchange Offer (“new notes”) must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Janus Capital Group Inc. has agreed that, for a period of 180 days after the expiration date (as defined herein), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

•	We will not receive any cash proceeds from the exchange offer.

•	There is no existing market for the new notes to be issued and we do not intend to apply for their listing on any securities exchange.

      See the “Description of Notes” section for more information about the new notes to be issued in this exchange offer.

       The new notes involve substantial risks similar to those associated with the outstanding notes. See the section entitled “Risk Factors” beginning on page 6 for a discussion of these risks.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AND EXCHANGE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated                     , 2004.

Page

Where You Can Find More Information	i
Incorporation of Documents by Reference	ii
Prospectus Summary	1
Risk Factors	6
Use of Proceeds	10
Capitalization	11
Selected Consolidated Financial Information and Other Data	12
The Exchange Offer	13
Certain U.S. Federal Income Tax Consequences	31
Plan of Distribution	35
Legal Matters	35
Experts	35
Forward-Looking Statements	36
Form of Global Note - 6.119% Senior Notes
Registration Rights Agreement
Opinion/Consent of Gibson Dunn & Crutcher LLP
Statement of Computation of Ratio of Earnings
Consent of Deloitte & Touche LLP
Consent of PricewaterhouseCoopers LLP
Statement of Eligibility of Trustee
Form of Letter of Transmittal
Substitute Form W-9 and Guidelines
Form of Notice of Guaranteed Delivery
Form of Letter to Broker, Dealers, Commercial Bank
Form of Letter to Clients for Use by Broker

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

      This prospectus incorporates important business and financial information about us from documents that are not included in or delivered with this prospectus. This information is available to you without charge upon your written or oral request as provided below in “Where You Can Find More Information; Incorporation by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the SEC:

Public Reference Room

450 Fifth Street, N.W.
Washington, D.C. 20549

      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov. You may also access our SEC filings through our website at “www.janus.com”.

      You can also inspect proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Janus Capital Group Inc.

151 Detroit Street
Denver, Colorado 80206-4928
(303) 691-3905

In order to ensure timely deliver, you must request the information no later than five business days before the expiration of the Exchange Offer.

INCORPORATION OF DOCUMENTS BY REFERENCE

      We are incorporating by reference the information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede that information. In particular, our annual filing on Form 10-K supersedes all previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are not specifically incorporated herein below. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering:

Janus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

Janus’ Quarterly Report on Form 10-Q for the first fiscal quarter ended March 31, 2004;

The sections entitled “Stock Ownership” and “Executive Compensation” contained in the Definitive Proxy Statement for the Janus 2004 Annual Meeting of Shareholders, filed on April 8, 2004;

Current Reports on Form 8-K filed by Janus on April 5, 2004, April 6, 2004, April 13, 2004, April 15, 2004, April 20, 2004, and April 28, 2004 (regarding the completion of Janus’ exchange offers).

ii

PROSPECTUS SUMMARY

      This summary contains basic information about us and this exchange offer but may not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents we refer you to. References in this prospectus to “Janus”, “we”, “us”, “our” and “ours” refer to Janus Capital Group Inc. and its consolidated subsidiaries. The term “outstanding notes‘ refers to the 6.119% senior notes due April 15, 2014 issued on April 26, 2004 other than those held by Capital Group Partners, Inc. The terms “new notes” and “notes” refer to the 6.119% senior notes due April 15, 2014 offered by this prospectus. You should carefully consider the information set forth under “Risk Factors.” In addition, certain statements are forward-looking statements, which involve risks and uncertainties. See “Forward-Looking Statements.”

The Exchange Offer

Notes offered	$82,385,000 aggregate principal amount of new 6.119% Senior Notes due April 15, 2014, all of which will have been registered under the Securities Act.

The terms of the new notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply to the registered new notes.

Outstanding notes	$82,385,000 aggregate principal amount of 6.119% Senior Notes due April 15, 2014, all of which were issued on April 26, 2004.

The exchange offer	We are offering to issue registered new notes in exchange for a like principal amount and like denomination of our outstanding notes. We are offering to issue these registered new notes to satisfy our obligations under a registration rights agreement that we entered into with the dealer manager in connection with the exchange offers in which we issued the outstanding notes. That exchange offer was exempt from the registration requirements of the Securities Act. You may tender your outstanding notes for exchange by following the procedures described under the caption “The Exchange Offer.”

Tenders; Expiration Date; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, which is 20 business days after the commencement of the exchange offer, unless we extend it. If you decide to exchange your outstanding notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of the exchange offer. If we decide for any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer” for a more complete description of the tender and withdrawal provisions.

Guaranteed Delivery	If a holder of outstanding notes desires to tender notes and the holder’s notes are not immediately available, or time will not permit such holder’s outstanding notes or other required docu-

ments to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by guaranteed delivery. See “The Exchange Offer — Guaranteed Delivery Procedures” for a complete description of tender by guaranteed delivery.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, some of which we may waive.

U.S. federal income tax considerations	Your exchange of outstanding notes for new notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes.

Use of proceeds	We will not receive any cash proceeds from the exchange offer.

Exchange agent	JPMorgan Chase Bank.

Consequences of failure to exchange your outstanding notes	Outstanding notes that are not tendered, or that are tendered but not accepted, will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the outstanding notes. If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected.

Consequences of exchanging your outstanding notes	Based on interpretations of the staff of the SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

• acquire the new notes issued in the exchange offer in the ordinary course of your business;

• are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and

• are not our “affiliate” as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

Registration rights; Liquidated damages	We are obligated to cause the registration statement filed in connection with this prospectus and exchange offer to be declared effective within 150 days after the original date of issuance of the outstanding notes. We may be required to provide a registration statement to effect resales of the notes. If we fail to satisfy any of these obligations, we may be required to pay you liquidated damages. See “Description of Notes — Registration Rights; Liquidated Damages.”

The Notes

      The terms of the new notes we are issuing in this exchange offer and the outstanding notes are identical in all material respects, except the new notes offered in the exchange offer:

•	will have been registered under the Securities Act;

•	will not have transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not have rights relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

      A brief description of the material terms of the notes follows:

Issuer	Janus Capital Group Inc.

Notes offered	$82,385,000 aggregate principal amount of 6.119% senior notes due April 15, 2014.

Interest payment dates	Interest at the rate of 6.119% per annum is payable in arrears in cash on April 15 and October 15 of each year, commencing October 15, 2004.

Maturity date	April 15, 2014.

Ranking	The new notes will be our unsecured and unsubordinated obligations and will rank equal in right of payment to all our existing and future unsecured senior indebtedness.

However, the new notes will be effectively subordinated to all existing and future obligations of our subsidiaries. As of March 31, 2004, we had approximately $851.8 million of senior indebtedness outstanding. See “Capitalization”.

Form and Denomination	The new notes will be issued in fully-registered form.

The new notes will be represented by one or more global notes, deposited with a trustee as a custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

Interests in the global notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Covenants	The indenture under which the new notes will be issued, which we refer to as the “indenture”, limits our ability and the ability of our subsidiaries to pledge voting stock or profit participating equity interests in Janus Capital Management LLC to secure other debt without also similarly securing the new notes equally and ratably. The indenture also includes requirements that must be met if we consolidate or merge with, or sell all or substantially all of our assets to, another entity.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the new notes, see “Description of the New Notes — Events of Default”.

Listing	We do not intend to list the new notes on any securities exchange.

Governing Law	The new notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry Depository	DTC.

Trustee	JPMorgan Chase Bank.

Janus Capital Group Inc.

      Janus Capital Group Inc. and its consolidated subsidiaries sponsor, market and provide investment advisory, distribution and administrative services primarily to mutual funds in both domestic and international markets. The majority of Janus’ revenues are largely dependent on the total value and composition of assets under management, primarily consisting of domestic and international equity and debt securities. Accordingly, fluctuations in the financial markets, relative investment performance, net flows and changes in the composition of assets under management are all factors that have a direct effect on our operating results. As of May 31, 2004, we managed $135.8 billion in assets across multiple investment disciplines.

      Our strategy is centered on developing “best of breed” investment management across multiple investment disciplines, developed internally and through acquisition. We have long been recognized for growth equity investing, beginning with the launch of the Janus Fund in 1969. Over the last few years, we began to expand our product offerings, adding risk-managed products with the acquisition of Enhanced Investment Technologies, LLC, or “INTECH”, and value products through investments in Bay Isle Financial LLC, or “Bay Isle”, and Perkins, Wolf, McDonnell and Company, LLC, or “PWM”, and a strategic alliance with Vontobel Asset Management, Inc., or “Vontobel”.

      We were formed on January 23, 1998 under the name “Stilwell Financial Inc.”, or “Stilwell”, by Kansas City Southern, Inc., or “KCSI”, as a holding company for the group of businesses and investments that comprised the financial services segment of KCSI, including Janus Capital Corporation, Berger Financial Group LLC, Nelson Money Managers Plc, DST Systems, Inc., or “DST”, and other subsidiaries and equity investments. KCSI transferred to Stilwell all of its ownership interests in these entities and certain other financial service related assets, and Stilwell assumed all of KCSI’s liabilities associated with the assets transferred, effective July 1, 1999. On July 12, 2000, KCSI effected the spin-off of Stilwell through a special dividend of Stilwell common stock distributed to KCSI’s common stockholders of record on June 28, 2000. Stilwell entered into various agreements with KCSI to govern some of the limited ongoing relationships between Stilwell and KCSI during a transitional period after the spin-off and to provide for an orderly transition of Stilwell into a separate company. On January 1, 2003, Janus Capital Corporation merged into Stilwell, its parent company, as part of a multi-step reorganization of the Janus/ Berger mutual fund family. In connection with this merger, Stilwell, the surviving entity, changed its name to “Janus Capital Group Inc.”

      Our principal executive offices are located at 151 Detroit Street, Denver, Colorado 80206. Our telephone number is (303) 691-3905.

Recent Developments

      The outstanding notes were issued on April 26, 2004 upon the consummation of a set of exchange offers pursuant to which we issued the outstanding notes in exchange for some of our 7.00% Senior Notes due 2006 and some of our 7.75% Senior Notes due 2009. On May 19, 2004, our wholly-owned subsidiary, Capital Group Partners, Inc. (“CGP”), exercised its right to repurchase $445,000,000 aggregate principal amount of the outstanding notes. This, combined with the April 30, 2004 repurchase of $84.0 million of LYONS, reduced Janus’ consolidated debt to approximately $378 million. As a result of the transactions, Janus will report a second quarter non-operating charge of $55 million ($34 million after-tax), primarily related to the premium paid to exchange the old bonds for new given declines in interest rates. This transaction, combined with the LYONS repurchase, will reduce annual interest expense by approximately $30.0 million on a consolidated basis.

      On April 27, 2004, Janus and state regulators announced agreements in principle with the Attorneys General of Colorado and New York and the Colorado Division of Securities setting forth financial agreements and certain corporate governance and compliance initiatives that will be required by such regulators to resolve their investigations concerning Janus. Janus also announced an agreement in principle with respect to monetary terms with the SEC staff, subject to the approval of the SEC Commissioners. Pursuant to such agreements, Janus would consent to the entry of a cease and desist order by the SEC, as well as consent orders or assurances of discontinuance by the New York and Colorado state authorities. Janus has agreed to pay $50.0 million in restoration to compensate investors for the adverse effects of frequent trading and $50.0 million in civil penalties. As part of the agreements in principle, Janus agreed to reduce its management fees from certain Janus funds in the amount of $25.0 million per year for five years. Specific fee reductions on a fund-by-fund basis will be determined by the independent trustees of the respective Janus funds in consultation with the New York Attorney General’s office. The fee reductions will be calculated using assets under management at a point in time, and therefore, the total reduction in revenue over a five year period could be greater than or less than $125.0 million, depending on whether assets under management in the affected funds increase or decrease. Janus also agreed to pay $1.2 million to the Colorado Attorney General to be used for investor education and to reimburse that office for the costs of their investigation.

Risk Factors

      Investing in the notes involves substantial risks. See the “Risk Factors‘ section of this prospectus for a description of certain of the risks you should carefully consider before investing in the notes.

RISK FACTORS

      You should carefully consider the risks described below in addition to the other information contained in this prospectus, which apply to the outstanding notes and the new notes, in evaluating the exchange offer. We may encounter risks in addition to those described below. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations and the value of your investment in the notes.

Risks Relating to our Business

Legislative and regulatory actions due to increased scrutiny of the mutual fund industry could result in changes in the regulatory environment in which we operate and could have a material adverse effect on us.

      As a result of the mutual fund trading investigations, the United States Congress, the SEC, other government authorities and the media are focusing intense scrutiny on the mutual fund industry.

      As a result, the regulatory environment in which we operate has changed and may continue to change. We may be adversely affected as a result of new reporting and operational requirements as well as new or revised legislation or regulations or by changes in the interpretation or enforcement of existing laws and regulations. Compliance with these and other new reporting and operational requirements and regulations will likely increase the cost of operating mutual funds. In addition, this increased scrutiny and these investigations could adversely affect investor confidence in the mutual fund industry in general and/or Janus and the Janus funds, which may lead to decreases in new investments or increases in redemptions and thus a decline in revenues.

The outcomes of lawsuits brought against us may have a material adverse effect on our business, financial condition and results of operations.

      Janus, the Janus board of directors, certain of the Janus funds, the Janus fund trustees and certain officers of Janus have received complaints in more than 60 civil actions, the majority of which involve allegations made in the mutual fund trading investigations. Others involve different allegations, including those challenging the investment advisory fees charged by Janus to certain funds managed by Janus. These lawsuits, most of which are pleaded as class actions, seek unspecified compensatory and punitive damages. Each of these cases is in a preliminary stage, and, as a result, we are unable to determine the total potential impact that they may have on our results of operations, financial position and cash flows, or to estimate the range of potential losses that we would incur if the plaintiffs in any of these actions were to prevail. Any settlement or judgment on the merits of these actions could be significant, and we may not have the financial resources necessary to satisfy any such settlement or judgment.

Any decrease in assets under management would adversely affect revenues and profits.

      Since the majority of our revenues are largely dependent on the total value and composition of our assets under management, any decrease in the value or amount of those assets would have an adverse effect on revenues. Assets under management may decline for various reasons, many of which are not under our control. For any period in which revenues decline, our profits and profit margins may decline by a greater proportion because certain expenses remain relatively fixed.

      Our reputation could be damaged as a result of the issues related to the mutual fund trading investigations and litigation. The investment management business is highly dependent on the trust and confidence of investors, and any damage to that trust and confidence could cause investors to not invest new assets or withdraw existing assets and result in a decrease in assets under management.

      Other factors that could decrease assets under management (and therefore revenues) include the following:

Declines in the market value of the assets in the funds and accounts managed. Declines could be caused by price declines in the securities markets generally, by price declines in the market segments in which those assets are concentrated or by firm-specific events that may significantly affect the valuation of individual security holdings held by our portfolios and client accounts. Our assets under management are concentrated in the United States equity markets, and to a lesser extent, in the international equity markets. The effect of market price declines will be compounded if the funds and accounts managed underperform the applicable market or segment. In the case of money market funds, which invest exclusively in high-quality, short-term money market instruments, as well as other funds that invest in fixed income securities, the value of the assets in such funds may decline as a result of changes in interest rates, an issuer’s actual or perceived creditworthiness or an issuer’s ability to meet its obligations.

Redemptions and other withdrawals from the funds and accounts managed. Investors (in response to adverse market conditions, the present investigations and lawsuits, the pursuit of other investment opportunities or otherwise) may reduce their investments in mutual funds in general, their investments in specific Janus funds or in the market segments in which our portfolios and client accounts are concentrated. In addition, investors may move their funds to other investment managers due to poor investment performance of the funds and accounts managed by us or other portfolio risk characteristics.

Our business is dependent on investment advisory agreements that are subject to termination, non-renewal or reductions in fees.

      Most of our revenues are derived pursuant to investment advisory agreements with mutual funds and other separate and private accounts. The termination of, or failure to renew, a significant number of these agreements or the reduction of the fee rates applicable to such agreements, could have a material adverse impact on revenues and profits. With respect to investment advisory agreements with mutual funds, these agreements may be terminated by either party with notice, or terminated in the event of an “assignment” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)), and must be approved and renewed annually by the disinterested members of each fund’s board of directors or trustees, or its shareowners, as required by law. In addition, the board of trustees or directors of certain funds and separate and private accounts generally may terminate these investment advisory agreements upon written notice for any reason.

Our inability to access clients through third-party distribution channels would have a material adverse effect on our financial condition, results of operations and business prospects.

      Our ability to market our mutual funds, subadvisory services and investment services is partly dependent on access to the client base of insurance companies, defined contribution plan administrators, securities firms, brokers, banks and other intermediaries. These intermediaries generally offer their clients various investment products in addition to, and in competition with, us. Further, the private account business uses referrals from financial planners, professional investment advisors and other professionals. We cannot be certain that we will continue to have access to these third-party distribution channels. The inability to access clients through third-party distribution channels could have a material adverse effect on our financial condition, results of operations and business prospects.

If the Internal Revenue Service were to successfully contend that the exchange transaction with DST did not qualify as a tax-free reorganization, we would face a significant tax liability.

      On December 1, 2003, we exchanged 32.3 million common shares of DST Systems, Inc. (“DST”) for 100% of the shares of Capital Group Partners, Inc. (“CGP”), which we refer to as the “DST exchange transaction”. The transaction was implemented in reliance on opinions from our tax advisors that, although the matter is not free from doubt, the transaction should qualify as a tax-free exchange under Section 355 of the Internal Revenue Code of 1986, as amended, or the “Code”.

      The tax opinions we received are not in any manner binding upon the IRS. In early 2003, representatives of Janus and DST engaged in preliminary discussions with representatives of the IRS National Office with respect to whether the IRS believed it would be likely to issue a private letter ruling on the DST exchange transaction if a request for such a private letter ruling were to be filed. Such discussions with the IRS included the initial information about the transaction with a limited set of facts. The representatives of the IRS indicated that it would be unlikely that the IRS would issue a private letter ruling on a transaction involving the exchange of a company having cash assets that represented such a high percentage of total asset value, as was the case with respect to CGP. Following these discussions, neither DST nor we proceeded with a submission of a request for a private letter ruling or a submission of the information regarding the DST exchange transaction that ordinarily would be submitted with such a request. Instead, we and DST proceeded with the DST exchange transaction relying on the tax opinions of our respective tax advisors.

      If the IRS were to successfully challenge the tax-free treatment of the DST exchange transaction, we would be deemed to have a taxable gain of up to $1.1 billion as of December 1, 2003, the effective date of the DST exchange transaction, resulting in an additional tax liability of up to $430.0 million for 2003. We would also be required to pay interest on such tax liability through the date of payment of the tax and accrued interest. Such payment would have a material adverse effect on our liquidity, results of operations and financial condition.

Additional reductions in long-term debt ratings could negatively impact us.

      Two nationally recognized credit rating agencies lowered our long-term debt rating during 2002, reflecting the relatively high leverage (compared to industry peers) and concentrated asset mix that led to substantial declines in earnings and cash flows. In 2003, the rating agencies indicated that they are likely to lower our long-term debt rating again in the near future if we do not reduce our leverage and experience improved asset growth. Further reductions of such ratings could negatively impact our ability to obtain financing, increase the cost of any new borrowing arrangements and retain and attract clients.

Our inability to attract and retain key personnel could have a material adverse effect on our future success.

      Our business is similar to other investment management businesses in that it is dependent on the ability to attract, retain and motivate highly skilled, and often highly specialized, technical, executive and management personnel.

      The market for investment managers is extremely competitive and is increasingly characterized by the frequent movement of investment managers among different firms. In addition, since individual investment managers often maintain a strong, personal relationship with their clients that is based on their clients’ trust in the manager, the departure of a manager could cause the loss of client accounts, which could have a material adverse effect on our liquidity, results of operations and financial condition.

      In 2003 and the first part of 2004, we experienced a greater than usual turnover of executive and management personnel. If such turnover continues and we are unable to replace key personnel with highly qualified individuals, it could have a material adverse effect on our liquidity, results of operations and financial condition.

Our business is vulnerable to failures in support systems and customer service functions that could lead to loss of customers or claims against us.

      The ability to consistently and reliably obtain securities pricing information, process shareowner transactions and provide reports and other customer service to the shareowners of funds managed by us is essential to our operations. Any delays or inaccuracies in obtaining pricing information, processing shareowner transactions or providing reports, and any inadequacies in other customer service, could alienate customers and potentially give rise to claims against us. Our customer service capabilities, as well as our ability to obtain prompt and accurate securities pricing information and to process shareowner transactions and reports, is highly dependent on communications and information systems and on third-party vendors.

      These systems could suffer failures or interruptions due to various natural or man-made causes, and the back-up procedures and capabilities may not be adequate to avoid extended interruptions in operations. Additionally, in the past few years we have placed greater reliance on our automated customer service systems, thereby increasing the related risks if such systems were to fail.

Antitakeover provisions of our governing documents and the rights plan could delay or prevent a change in control of Janus Capital Group Inc.

      Provisions of Janus Capital Group Inc.’s certificate of incorporation, bylaws and stockholders’ rights plan might have the effect of discouraging or delaying certain transactions involving an actual or potential change in control of Janus. For example, our certificate of incorporation and bylaws authorize blank series preferred stock, require a supermajority stockholder vote for approval of certain types of business combinations, establish a staggered board of directors and impose certain procedural and other requirements for some corporate actions. The stockholders’ rights plan could significantly dilute the interest in us of persons seeking to acquire control without prior approval of Janus’ Board of Directors.

Risks Relating to the Exchange Offer, the Old Notes and the New Notes

You may have difficulty selling the outstanding notes that you do not exchange.

      If you do not exchange your outstanding notes for the new notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

      In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

      If a large number of outstanding notes are exchanged for new notes issued in the exchange offer, it may be more difficult for you to sell your outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to exchange your outstanding notes for registered notes or to have those outstanding notes registered under the Securities Act. See “The Exchange Offer — Consequences of Failure to Exchange Outstanding Notes” for a discussion of the possible consequences of failing to exchange your notes.

We are a holding company and the new notes will effectively be subordinated to all of our subsidiaries’ existing and future indebtedness.

      We are a holding company and, accordingly, our subsidiaries, primarily Janus Capital Management LLC, conduct substantially all of our consolidated operations and own substantially all of our assets. As a result, our cash flow and our ability to service our debt, including the new notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans and other payments by our subsidiaries to us.

      Our subsidiaries are separate and distinct legal entities. Other than as described under “Description of the New Notes — Purchase by Janus — Purchase of New Notes at Option of Holders”, our subsidiaries have no obligation to pay any amounts due on the new notes or to provide us with funds for our payment obligations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and other business considerations.

      Our right to receive assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the new notes to participate in the distribution of such assets, would be effectively subordinated to the claims of the subsidiaries’ creditors, including trade creditors. The new notes do not restrict the ability of our subsidiaries to incur additional indebtedness. In addition, the new notes are unsecured. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries designated by its terms as senior to those held by us.

An active trading market may not develop for the new notes, and you may not be able to resell your new notes.

      The new notes are new securities and no market exists where you can resell them. Although Citigroup, the dealer manager for the original exchange offers, intends to buy and sell, or “make a market” in, the new notes, it is not required to do so. If the dealer manager starts market-making activities, it could stop these activities at any time without notice. In addition, its market-making activities will be subject to limits imposed by the Securities Act and the Exchange Act. Moreover, any trading market for the new notes that does develop could become more limited or cease to exist due to our purchase of new notes at its option or at the option of the holders of the new notes. As a result, your ability to resell the new notes may be limited. We do not intend to apply for listing of the new notes on any securities exchange or for quotation through Nasdaq. We cannot assure you that any trading market for the new notes will develop or be sustained. If an active trading market does not develop or is not sustained, the market price and liquidity of the new notes may be adversely affected.

USE OF PROCEEDS

      We will not receive any cash proceeds from the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive outstanding notes in a principal amount equal to the principal amount of the new notes. We will cancel all outstanding notes so received.

CAPITALIZATION

      The following table sets forth our consolidated capitalization at March 31, 2004 and as adjusted to give effect to (a) the exchange completed on April 26, 2004 of $286.9 million 7.00% Senior Notes, previously maturing in 2006, and $178.0 million 7.75% Senior Notes, previously maturing in 2009, for $527.4 million of 6.119% Senior Notes due 2014, and (b) the purchase of $445.0 million of the 2014 Senior Notes by Janus’ wholly-owned subsidiary Capital Group Partners, Inc. (“CGP”) on May 18, 2004. As a result of these transactions Janus recorded a second quarter non-operating after-tax charge of approximately $34 million.

      The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial information presented in our quarterly report on Form 10-Q for the three month period ended March 31, 2004 filed with the SEC and incorporated by reference into this prospectus.

	March 31, 2004

	Historical	As Adjusted

	(In millions)
	(Unaudited)
Cash and cash equivalents	$1,278.5	$830.4

Total debt	$851.8	$462.3
Less current maturities	(84.0)	(84.0)

Total long-term debt	$767.8	$378.3

Equity:
Preferred Stock	$—	$—
Common Stock	2.4	2.4
Additional paid-in capital	258.4	258.4
Retained earnings	2,423.0	2,389.0
Unamortized restricted stock compensation	(158.5)	(158.5)
Accumulated other comprehensive income	154.0	154.0

Total Equity	$2,679.3	$2,645.3

Total Capitalization	$3,447.1	$3,023.6

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

      The following table sets forth certain of our selected consolidated financial and operating data. You should read the data presented below with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included within our Annual Reports on Form 10-K and First Quarter 2004 Quarterly Report on Form 10-Q.

	Three Months	Year Ended December 31,
	Ended
	March 31, 2004	2003	2002	2001	2000	1999

	(Unaudited)
		(Dollars in millions, except per share data)
Income Statement:
Revenues	$274.4	$994.7	$1,123.2	$1,536.8	$2,227.0	$1,195.3
Operating expenses	268.3	750.1	814.2	1,001.5	1,187.6	673.5

Operating income	6.1	244.6	309.0	535.3	1,039.4	521.8
Equity in earnings of unconsolidated affiliates	1.1	67.8	69.1	75.4	70.8	46.7
Interest expense	(14.8)	(60.5)	(57.5)	(34.5)	(7.4)	(5.6)
Gain on disposition of DST common shares	—	631.3	—	28.8	—	—
Other, net	3.2	11.4	8.7	19.8	102.5	27.1

Pretax income (loss)	(4.4)	894.6	329.3	624.8	1,205.3	590.0
Income tax provision (benefit)	13.1	(65.4)	231.8	217.7	427.0	216.6
Minority interest	1.8	4.2	3.0	100.7	112.1	57.6

Income (loss) from continuing operations	(19.3)	955.8	94.5	306.4	666.2	315.8
Discontinued operations	—	(5.9)	(9.8)	(4.1)	(2.5)	(2.7)

Net income (loss)	$(19.3)	$949.9	$84.7	$302.3	$663.7	$313.1

Earnings (loss) per Share — Net income
Basic	$(0.08)	$4.17	$0.38	$1.37	$2.98	$1.40
Diluted	$(0.08)	$4.14	$0.38	$1.31	$2.90	$1.38
Dividends declared per share	$—	$0.04	$0.04	$0.04	$0.02	N/A
Balance Sheet:
Total assets	$4,464.3	$4,332.2	$3,321.7	$3,391.9	$1,581.0	$1,231.5
Long-term debt obligations	$767.8	$768.8	$856.0	$399.5	$—	$—
Other long-term liabilities	$674.3	$598.2	$764.9	$724.9	$253.8	$197.1
Operating Data (in billions):
Total assets under management	$145.0	$151.5	$138.4	$192.5	$258.1	$257.4
Total average assets under management	$148.4	$144.1	$162.8	$212.7	$299.5	$161.8
Ratio of Earnings to Fixed Charges	(0.11)*	12.96	5.20	14.53	77.14	48.66

*	The deficiency in the ratio of earnings to fixed charges for the three months ended March 31, 2004 is calculated by dividing adjusted net loss of $1.9 million by total fixed charges of $17.4 million.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      When we sold the outstanding notes in April 2004, we entered into a registration rights agreement with the initial purchasers of those notes. Under the registration rights agreement, we agreed to file, by July 25, 2004, a registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act. This prospectus is a part of the registration statement we have filed to satisfy our obligation. We also agreed to use our reasonable best efforts to cause this registration statement to be declared effective by the SEC by September 23, 2004. We also agreed to conduct this exchange offer for not less than 20 business days after the date notice of the exchange offer is mailed to the holders of the outstanding notes and to use our reasonable best efforts to keep this registration statement effective until the exchange offer is completed. The registration rights agreement provides that we are required to pay liquidated damages to the holders of the outstanding notes whose notes are subject to transfer restrictions if:

•	by July 25, 2004, the registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act has not been filed;

•	by September 23, 2004, the registration statement for the exchange of the outstanding notes for new notes registered under the Securities Act is not declared effective; or

•	the exchange offer has not been consummated on or before October 23, 2004.

      A copy of the registration rights agreement is filed as an exhibit to the registration statement.

Terms of the Exchange Offer

      This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange outstanding notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on                     , 2004, or such later date and time to which we, in our sole discretion, extend the exchange offer.

      The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that the new notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not have transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not have rights relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

      Notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000.

      We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any outstanding notes;

•	if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

•	to amend the exchange offer in any manner.

      We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

How to Tender Outstanding Notes for Exchange

      When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to the expiration date:

•	transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to JPMorgan Chase Bank, the exchange agent, at the address set forth below under the heading “— The Exchange Agent”; or

•	if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent at the address set forth below under the heading “— The Exchange Agent.”

      In addition, one of the following must occur:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at the Depository Trust Company, or DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

      The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, referred to as a “book-entry confirmation,” which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and makes each of the representations and warranties contained in this prospectus and that we may enforce the letter of transmittal against such holder.

      The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. No letters of transmittal or notes should be sent directly to us.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

      An “eligible institution” is a firm, which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

      If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

      We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note improperly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

•	waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

      Our interpretation of the terms and conditions of the exchange offer as to any particular notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time, as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us incur any liability for failure to give such notification.

      If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

      If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or any power of attorney, such persons should so indicate when signing, and must submit proper evidence satisfactory to us of such person’s authority to so act unless we waive this requirement.

      By tendering, each holder will represent to us that, among other things, the person acquiring new notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If any holder or any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each broker-dealer that receives new notes for its own account in exchange for the outstanding notes, where such outstanding securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

      Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “— Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any notes for exchange.

      For each outstanding note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of new notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the outstanding notes, or, if interest has been paid, the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

      In all cases, we will issue new notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

      If, for any reason set forth in the terms and conditions of the exchange offer, we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

      The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system must make book-entry delivery of outstanding notes denominated in dollars by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “— Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

      If a holder of outstanding notes desires to tender such notes and the holder’s notes are not immediately available, or time will not permit such holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the outstanding notes through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

      You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under “— Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

      If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes, which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those notes without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “— How to Tender Outstanding Notes for Exchange” above at anytime on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

      We are not required to accept for exchange, or to issue new notes in the exchange offer for, any outstanding notes. We may terminate or amend the exchange offer at any time before the acceptance of outstanding notes for exchange if:

•	any federal law, statute, rule or regulation is adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	any stop order is threatened or in effect with respect to either (i) the registration statement of which this prospectus constitutes a part or (ii) the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	there is a change in the current interpretation by staff of the SEC which permits the new notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an “affiliate” of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes acquired in the exchange offer are acquired in the ordinary course of such holder’s business and such holder has no arrangement or understanding with any person to participate in the distribution of the new notes;

•	there is a general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

•	any governmental agency creates limits that adversely affect our ability to complete the exchange offer;

•	there is any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer;

•	there is a change or a development involving a prospective change in our and our subsidiaries’ businesses, properties, assets, liabilities, financial condition, prospects, operations, results of operations taken as a whole, that is or may be adverse to us; or

•	we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the new notes to be issued in the exchange offer.

      The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right, which we may assert at any time and from time to time.

The Exchange Agent

      JPMorgan Chase Bank has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

JPMorgan Chase Bank

By hand delivery at:	By mail or overnight courier at:

or
JPMorgan Chase Bank Institutional Trust Services P.O. Box 2320 Dallas, TX 75221-2320 Attn: Frank Ivins	JPMorgan Chase Bank Institutional Trust Services 2100 Bryan Street, 9th Floor Dallas, TX 75221 Attn: Frank Ivins

By Facsimile Transmission

(for eligible institutions only):

(214) 468-6494

Confirm by Telephone:

(214) 468-6464

      Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

      We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer, except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Transfer Taxes

      Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

      Holders who desire to tender their outstanding notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

      Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering memorandum dated March 16, 2004, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

      Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

      Holders of the new notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

      Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of those new notes, other than by any holder which is our “affiliate” within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred, without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the new notes issued in the exchange offer are acquired in the ordinary course of the holder’s business; and

•	the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer.

      However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances.

      Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

(1) it is not an affiliate of ours;

(2) it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer;

(3) it is acquiring the new notes issued in the exchange offer in the ordinary course of its business; and

(4) it is not acting on behalf of a person who could not make representations (1)-(3).

      Each broker-dealer that receives new notes for its own account in exchange for outstanding notes must acknowledge that:

(1) such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

(2) it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of new notes issued in the exchange offer.

      Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

(1) may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

(2) must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

      See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

      In addition, to comply with state securities laws of certain jurisdictions, the new notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the registration rights agreement that, prior to any public offering of transfer restricted notes, we will register or qualify or cooperate with the holders of the new notes in connection with the registration or qualification of the notes for offer and sale under the securities laws of those states as any holder of the notes reasonably requests in writing. Unless a holder so requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

DESCRIPTION OF NEW NOTES

      The terms of the new notes and the outstanding notes are identical in all material respects, except the new notes:

•	will have been registered under the Securities Act;

•	will not have transfer restrictions and registration rights that relate to the outstanding notes; and

•	will not have rights relating to the payment of liquidated damages to be made to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

      Any outstanding notes that remain outstanding after the exchange offer, together with new notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes.

      Provided below is a description of the specific terms of the new notes. This description is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of terms in the indenture. When used in this section, the terms “Janus”, “we”, “our” and “us” refer solely to Janus Capital Group Inc. and not to its consolidated subsidiaries.

General

      We will issue the new notes under an indenture, dated as of April 26, 2004, between us and JPMorgan Chase Bank, as trustee. The terms of the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The following summarizes some, but not all, of the provisions of the new notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the new notes. A copy of the indenture and the form of the new notes are available upon request to us at our address set forth under “Where You Can Find More Information”.

      The new notes will mature on April 15, 2014. The new notes will be issued in fully-registered form only, in denominations of $1,000 and integral multiples of $1,000.

      We may, from time to time, without the consent of the holders of the new notes, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the new notes. Any additional debt securities having those similar terms, together with the new notes, will constitute a single series of debt securities under the indenture.

      The new notes will be our unsecured and unsubordinated obligations and will rank equal in right of payment to all of our other existing and future unsecured senior indebtedness.

      The new notes will not provide for any sinking fund.

Interest Rate

      The new notes will bear interest from the settlement date at a rate per annum equal to 6.119%.

      Interest on the new notes will be payable semi-annually, in arrears, on April 15 and October 15 of each year, commencing on October 15, 2004, to the persons in whose names the notes are registered at the close of business on the day immediately preceding an interest payment date, subject to certain exceptions specified in the indenture. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date falls on a Saturday, Sunday, legal holiday or a day on which banking institutions in the City of New York are authorized by law to close, then payment of interest may be made on the next succeeding business day and no additional interest will accrue because of such delayed payment, except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.

Ranking

      The new notes are solely our obligations.

      We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries, primarily Janus Capital Management LLC. As a result, our cash flow and our ability to service our debt, including the new notes, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans and other payments by our subsidiaries to us.

      Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the new notes or to provide us with funds for our payment obligations. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and other business considerations.

      Our right to receive assets of any of our subsidiaries, as an equity holder of such subsidiaries, upon their liquidation or reorganization, and therefore the right of the holders of the new notes to participate in the distribution of such assets, would be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. The new notes will not restrict the ability of our subsidiaries to incur additional indebtedness. In addition, the new notes will be unsecured. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to those held by us.

Book-Entry, Delivery and Form

Book-Entry Holders

      Except as set forth below, new notes will be issued in fully-registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. New notes will be issued at the closing of the exchange offer only pursuant to valid tenders of old notes.

      We will issue registered new notes in book-entry form only. New notes held in book-entry form will be represented by one or more global securities registered in the name of a depositary or its nominee. The depositary or its nominee will hold the global securities on behalf of financial institutions that participate in the depositary’s book-entry system. These participating financial institutions, in turn, hold beneficial interests in the global securities either on their own behalf or on behalf of their customers.

      Under the indenture, only the person in whose name a new note is registered will be recognized as the holder of that new note. Consequently, while new notes are in global form, we will recognize only the depositary or its nominee as the holder of the new notes, and we will make all payments on the new notes to the depositary or its nominee. The depositary will then pass along the payments that it receives to its participants, which in turn will pass along the payments to their customers who are the beneficial owners of the new notes. The depositary and its participants do so under agreements they have made with one another or with their customers or by law. They will not be obligated to do so under the terms of the new notes or the terms of the indenture.

      As a result, investors will not own new notes directly. Instead, they will own beneficial interests in the global securities through a bank, broker or other financial institution that participates in the depositary’s book-entry system, or that holds an interest through a participant in the depositary’s book-entry system. As long as the new notes are in global form, investors will be indirect holders of a beneficial interest in, and not holders of, the new notes.

Street Name Holders

      In the event that the global security is terminated, investors may choose to hold their new notes either in their own names or in “street name”. New notes held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those new notes through the account that he or she maintains at that bank, broker or other financial institution.

      For new notes held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the new notes are registered as the holders of those new notes, and we will make all payments on those new notes to them. These institutions will pass along the payments that they receive from us to their customers who are the beneficial owners pursuant to agreements that they have entered into with those customers or by law. They will not be obligated to do so under the terms of the new notes or the terms of the indenture. Investors who hold new notes in street name will be indirect holders of a beneficial interest in, and not holders of, new notes.

Legal Holders

      Our obligations, as well as those of the trustee and those of any third parties employed by the trustee or us, will run only to the legal holders of the new notes. We will not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means and who are, therefore, not the legal holders of the new notes. This will be the case whether an investor chooses to be an indirect holder of new notes or because we are issuing the new notes only in global form.

      For example, once we make a payment or give a notice to the legal holder of the new notes, we have no further responsibility with respect to that payment or notice even if the legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders of the new notes for any purpose, for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture, we would seek the approval only from the legal holders, and not the indirect holders, of the new notes. Whether and how the legal holders contact the indirect holders is at the discretion of the legal holders.

Special Considerations for Indirect Holders

      If you will hold new notes through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for its consent, as a legal holder of the new notes, if ever required;

•	whether and how you can instruct it to send you new notes registered in your own name so you can be a legal holder of those new notes;

•	how it would exercise rights under the new notes if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the new notes are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

      A global security represents one or any other number of individual new notes. Generally, all new notes represented by the same global security will have the same terms. Each new note will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. DTC will be the depositary for the new notes.

      A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise, which situations we describe under “— Special Situations When the Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole legal holder of all new notes represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, while the new notes are in global form, an investor will not be a legal holder of new notes, but rather an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

      As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as by general laws relating to securities transfers. The depositary that holds the global securities will be considered to be the legal holder of the new notes represented by those global securities.

      Because new notes will be issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the new notes to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the new notes, except in the special situations described under “— Special Situations When the Global Security Will Be Terminated”.

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the new notes and protection of his or her legal rights relating to the new notes.

•	An investor may not be able to sell his or her interest in the new notes to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in the new notes in circumstances where certificates representing the new notes must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

      The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to a holder’s interest in the new notes. Neither the trustee nor we have any responsibility for any aspect of the depositary’s actions or for the depositary’s records of ownership interests in the global security. Additionally, neither the trustee nor we supervise the depositary in any way.

      DTC requires that those who purchase and sell interests in a global security that is deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in the global security.

      Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the new notes. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor, and are not responsible for, the actions of any such intermediaries.

Special Situations When the Global Security Will Be Terminated

      In the special situations described below, the global security will be terminated and interests in the global security will be exchanged for certificates in non-global form, which we refer to as “certificated” securities. After such an exchange, it will be for the investor to decide whether to hold the certificated debt securities directly or in street name. The rights of direct holders and street name holders are described under “Book-Entry, Delivery and Form — Street Name Holders”. Investors must consult their own banks or brokers to find out how to have their interests in the global security exchanged on termination of the global security for certificated debt securities to be held directly in their own names.

      The special situations for termination of the global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for the global security, and we do not appoint another institution to act as depositary within 60 days of such notification;

•	if we notify the trustee that we wish to terminate the global security; or

•	if an event of default has occurred with regard to the new notes represented by the global security and that event of default has not been cured or waived.

      If the global security is terminated, only the depositary, and not we or the trustee, would be responsible for deciding the names of the institutions in whose names the new notes represented by the global security would be registered and, therefore, who will be the legal holders of those new notes.

Limitations on Liens

      The indenture will provide that we will not, and will not cause or permit any subsidiary to, create, assume, incur or guarantee any indebtedness for money borrowed that is secured by a pledge, mortgage, deed of trust or other lien on any voting stock or profit participating equity interests of Janus Capital Management LLC or any entity that succeeds, whether by merger, consolidation, sale of assets of otherwise, to all or any substantial part of Janus Capital Management LLC’s business, without providing that the new notes, together with, if we determine, any of our other indebtedness or any other guarantee by us ranking equally with the new notes and then existing or thereafter created, will be secured equally and ratably with or prior to all other indebtedness secured by such pledge, mortgage, deed of trust or other lien on the voting stock or profit participating equity interests of Janus Capital Management LLC. This covenant will not limit our ability or the ability of our subsidiaries to incur indebtedness or other obligations secured by liens on assets other than Janus Capital Management LLC’s common stock.

Events of Default

      You will have special rights if an event of default occurs with respect to your new notes and the event of default is not cured, as described later in this subsection.

What Is an Event of Default?

      The term “event of default” with respect to the new notes means the occurrence of any of the following:

•	The failure for 30 days to pay any interest (including additional interest pursuant to the registration rights agreement as described under “Registration Rights”) on any new note when it becomes due and payable.

•	The failure to pay the principal of or premium, if any, on any new note when it becomes due and payable at maturity, on the call date, on the put date or otherwise.

•	We remain in breach of a covenant in the indenture with respect to the new notes for 60 days after we receive a written notice of the breach from either the trustee or the holders of at least 25% in principal amount of the then outstanding new notes.

•	We file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur.

Remedies If an Event of Default Occurs

      If an event of default has occurred and has not been cured within the applicable time period, the trustee or the holders of 25% in principal amount of the new notes may declare the entire principal amount of all the new notes to be immediately due and payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be rescinded by the holders of at least a majority in principal amount of the new notes.

      The trustee may withhold notice to the holders of the new notes of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders. Additionally, subject to the provisions of the indenture relating to the duties of the trustee, the trustee is not required to take any action under the indenture at the request of any of the holders of the new notes unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity”. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding new notes may direct the time, method and place of conduct of any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow any such directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or event of default.

      Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to your new notes, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding new notes must make a written request that the trustee take action because of the default that has occurred and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken any action for 60 days after receipt of the above notice, request and offer of indemnity.

•	The holders of a majority in principal amount of the then outstanding new notes must not have given the trustee a direction inconsistent with the above notice or request.

      Notwithstanding the above, you are entitled at any time to bring a lawsuit for the payment of money due on your new notes on or after the due date for payment.

      Holders of a majority in principal amount of the then outstanding new notes may waive any past defaults other than:

•	the payment of principal of, or any premium or interest on, the new notes at maturity, redemption or otherwise when due; or

•	a default in respect of a covenant that cannot be modified or amended without the consent of each holder of the new notes.

      Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or rescind an acceleration of maturity on their new notes.

      With respect to the new notes, we will furnish to the trustee, each year, a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the provisions of the indenture, or specifying an event of default.

Merger or Consolidation

      The terms of the indenture generally will permit us to consolidate or merge with another entity. We will also be permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless, among other things, the following conditions are met:

•	in the event that we merge out of existence or sell all or substantially all of our assets, the resulting entity must agree to be legally responsible for the new notes;

•	the merger or sale of all or substantially all of our assets must not cause a default on the new notes, and we must not already be in default, unless the merger or sale would cure the default, with respect to the new notes; and

•	we must satisfy the other requirements specified in the indenture and the new notes.

Modification or Waiver

      There are three types of changes we can make to the indenture and the new notes.

Changes Requiring Your Approval

      First, there are changes that we cannot make to the terms or provisions of your new notes or the indenture without your specific approval. Subject to the provisions of the indenture, without your specific approval, we may not:

•	change the stated maturity of the principal of, or interest or any other amounts due on, your new notes;

•	reduce the principal amount of, or premium, if any, or interest on, or any other amounts due on your new notes;

•	reduce the amount of principal payable upon acceleration of maturity of your new notes;

•	make any change that adversely affects your right to receive payment on or to require us to purchase your new notes in accordance with the terms of the new notes;

•	change the place or currency of payment on your new notes;

•	impair your right to sue for payment on your new notes;

•	reduce the percentage of holders of outstanding new notes whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of outstanding new notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults of the indenture; or

•	modify any other aspect of the provisions of the indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants relating to your new notes.

Changes Not Requiring Your Approval

      There are changes that we may make to your new notes or the indenture without your specific approval and without any vote of the holders of the new notes. These changes are limited to clarifications and other changes that would not adversely affect the holders of the outstanding new notes in any material respect.

Changes Requiring Majority Approval

      Subject to the provisions of the indenture, any other change to, or waiver of, any provision of the indenture and the new notes would require written approval of the holders of not less than a majority in principal amount of outstanding new notes.

Further Details Concerning Voting

      New notes will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment in full or their redemption. New notes will not be considered outstanding, and therefore will not be eligible to vote, if they are owned by us or by one of our affiliates. New notes will also not be eligible to vote if we can legally release ourselves from all payment and other obligations with respect to those new notes, as described under “— Defeasance — Full Defeasance”.

      We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding new notes that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of new notes, that vote or action may be taken only by persons shown on the trustee’s records as holders of the new notes on that record date.

      Book-entry and other indirect holders should consult their banks or brokers for information on how their approval or waiver may be granted or denied if we seek approval to change or waive the provisions of the indenture or of the new notes.

Defeasance

      We may elect either:

•	to be released from some of the covenants in the indenture, which we refer to as “covenant defeasance”; or

•	to be discharged from all of our obligations with respect to your new notes, except for obligations to register the transfer or exchange of your new notes, to replace mutilated, destroyed, lost or stolen new notes, to maintain paying offices or agencies and to hold moneys for payment in trust, which we refer to as “full defeasance”.

Covenant Defeasance

      In the event of covenant defeasance, you would lose the protection of some of our covenants in the indenture, but would gain the protection of having money and government securities set aside in trust to repay your new notes.

      Subject to the provisions of the indenture, to accomplish covenant defeasance:

•	We must deposit in trust for the benefit of all holders of the new notes a combination of money and United States government or United States government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on the new notes on the various dates when the payments would be due.

•	No event of default or event which, with notice or lapse of time, would become an event of default, including by reason of the above deposit of money, notes or bonds, shall have occurred and be continuing on the date of that deposit.

•	We must deliver to the trustee a legal opinion of our counsel to the effect that, for United States federal income tax purposes, you will not recognize income, gain or loss as a result of the covenant defeasance and that the covenant defeasance will not cause you to be taxed on your new notes any differently than if the covenant defeasance had not occurred and we had just repaid your new notes ourselves at maturity.

•	We must deliver to the trustee a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the 1940 Act or that all necessary registration under the 1940 Act had been effected.

•	We must comply with the additional terms of, and conditions or limitations to covenant defeasance, as described in the indenture.

•	We must deliver to the trustee an officer’s certificate and a legal opinion of our counsel stating that all conditions precedent to covenant defeasance, as described in the indenture, have been complied with.

      If we were to accomplish covenant defeasance, you could still look to us for repayment of the new notes if there were a shortfall in the trust deposit or the trustee were prevented from making payment. In fact, if an event of default that remained after we accomplish covenant defeasance occurred (such as our bankruptcy) and your new notes became immediately due and payable, there might be a shortfall in our trust deposit. Depending on the event causing the default, you might not be able to obtain payment of the shortfall.

Full Defeasance

      If we were to accomplish full defeasance, you would have to rely solely on the funds or notes or bonds that we deposit in trust for repayment of your new notes. You could not look to us for repayment in the event of any shortfall in our trust deposit. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we were to become bankrupt or insolvent.

      Subject to the provisions of the indenture, in order to accomplish full defeasance:

•	We must deposit in trust for the benefit of all holders of the new notes a combination of money and United States government or United States government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on the new notes on the various dates when the payments would be due.

•	No event of default or event which, with notice or lapse of time, would become an event of default, including by reason of the above deposit of money, notes or bonds, shall have occurred and be continuing on the date of that deposit.

•	We must deliver to the trustee a legal opinion of our counsel stating either that we have received, or there has been published, a ruling by the Internal Revenue Service or that there has been a change in the applicable United States federal income tax law, in either case to the effect that, for United States federal income tax purposes, you will not recognize income, gain or loss as a result of the full defeasance and that the full defeasance will not cause you to be taxed on your new notes any differently than if the full defeasance had not occurred and we had just repaid your new notes ourselves at maturity.

•	We must deliver to the trustee a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the 1940 Act or that all necessary registrations under the 1940 Act have been effected.

•	We must comply with the additional terms of, and conditions or limitations to, full defeasance, as described in the indenture.

•	We must deliver to the trustee an officer’s certificate and a legal opinion of our counsel stating that all conditions precedent to full defeasance, as described in the indenture, have been complied with.

Information Concerning the Trustee

      JPMorgan Chase Bank is the trustee under the indenture. We may maintain deposit accounts and conduct banking and other financing transactions with the trustee in the normal course of business.

Governing Law

      The indenture and the new notes will be governed by, and construed in accordance with, the law of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following is a summary of the material U.S. federal income tax consequences of the exchange of the outstanding notes for the new notes pursuant to the exchange offer and of the ownership and disposition of the new notes issued pursuant to the exchange offer. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, existing and proposed Treasury regulations promulgated thereunder, which we refer to as the “Treasury Regulations”, and administrative and judicial interpretations thereof, all as of the date of this prospectus and all of which are subject to change, possibly on a retroactive basis.

      This summary relates only to the outstanding notes and new notes received in exchange therefor that are held as capital assets. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or, except where specifically stated below, to certain types of holders (such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, dealers in securities, U.S. persons whose functional currency is not the U.S. dollar or persons who hold the outstanding notes or new notes as part of a “straddle”, “hedge” or “conversion transaction”). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder.

      If a partnership (including an entity taxable as a partnership for U.S. federal income tax purposes) holds the outstanding notes or the new notes, the tax consequences of a partner will generally depend upon the status of the partner and upon the activities of the partnership. A person who is a partner of a partnership holding the outstanding notes or the new notes should consult its own tax advisor.

      As used herein, the term “U.S. holder” means a beneficial owner of an outstanding note or a new note that is, for U.S. federal income tax purposes:

a citizen or resident of the United States;

a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

an estate the income of which is subject to U.S. federal income tax regardless of its source; or

a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has made a valid election to be treated as a United States person.

      HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

The Exchange Offer

      The exchange of outstanding notes for new notes pursuant to the exchange offer will not be treated as an “exchange” for United States federal income tax purposes because the new notes will not be considered to differ materially in kind or extent from the outstanding notes. As a result, a holder will not be required to recognize any gain or loss as a result of the exchange offer. In addition, each holder will have the same adjusted issue price, adjusted basis, and holding period in the new notes as it had in the outstanding notes immediately prior to the exchange.

Tax Consequences to U.S. Holders

      Stated Interest. The stated interest on the new notes will be unconditionally payable at least annually at a single fixed rate. The stated interest will qualify as qualified stated interest, and U.S. holders will be required to include such qualified stated interest in their gross income for U.S. federal income tax purposes in accordance with their regular method of accounting.

      Original Issue Discount. Subject to a statutory de minimis rule, the new notes will be treated as issued with original issue discount, or “OID” to the extent their “stated redemption price at maturity” exceeds their “issue price”. The amount of OID on the new notes will be treated as de minimis and thus zero if it is less than one-fourth of one percent of the stated redemption price at maturity, multiplied by the number of complete years to maturity.

      The stated redemption price at maturity of the new notes will equal their stated principal amount. The issue price of the new notes will be equal to the issue price of the outstanding notes. The determination of the issue price of the outstanding notes depends on whether a substantial amount of either the outstanding notes or the 7% Senior Notes due 2006 or the 7.75% notes due 2009 that were tendered in exchange for the outstanding notes, which we refer to as the “tendered notes”, were deemed to be “traded on an established market” within the meaning of applicable Treasury Regulations. If neither the outstanding notes nor the tendered notes were traded on an established market during the relevant time period, the issue price of the outstanding notes would be equal to the stated principal amount of such notes. If the outstanding notes were traded on an established market during the relevant time period, then the issue price of the outstanding notes would be equal to their fair market value on the date of the exchange of the tendered notes for the outstanding notes. If the outstanding notes were not traded on an established market, but the tendered notes were so traded, then the issue price of the outstanding notes would be the fair market value of the tendered notes. While the matter is not free from doubt, we believe that the outstanding notes and the tendered notes were traded on an established market during the relevant time period. Therefore, the issue price of the outstanding notes should be equal to their fair market value on the date of the exchange of outstanding notes for the tendered notes. We believe that, as of the time of such exchange, the face amount of the outstanding notes exceeded the fair market value of the outstanding notes by no more than a de minimis amount. Accordingly, we have taken the position that the outstanding notes were not issued with more than a de minimis amount of OID and the OID on the outstanding notes (and thus the new notes) is treated as zero.

      If the outstanding notes and thus the new notes are treated as issued with OID, a U.S. holder generally would be required to include OID on the new notes in gross income on a constant yield basis (and such income would be treated as ordinary income) regardless of whether such U.S. holder is a cash or accrual method taxpayer, and without regard to the timing or amount of any actual payments. The OID allocable to any accrual period would equal the product of the adjusted issue price of the new notes as of the beginning of such period and the new notes’ yield to maturity. Under this method, a U.S. holder generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

      Notwithstanding these general rules, a U.S. holder may be permitted to exclude all or a portion of the qualified stated interest and/or any OID on the new note from its taxable income under the rules governing acquisition premium and bond premium discussed below, depending on the U.S. holder’s adjusted tax basis in the new notes.

      Acquisition Premium and Bond Premium. If a U.S. holder’s tax basis in the new notes is less than the stated redemption price at maturity of the new notes, but is in excess of the issue price of new notes, the U.S. holder has acquired the new notes with “acquisition premium” to the extent of that excess, and such U.S. holder’s OID on the new notes will be reduced by an amount calculated so as to cause the acquisition premium to be amortized over the life of the new notes.

      If a U.S. holder has a tax basis in the new notes that is greater than the stated redemption price at maturity, such U.S. holder has acquired the new notes with “bond premium” to the extent of that excess, and such holder will not be required to include any OID on the new notes in income. A U.S. holder may elect to amortize such bond premium over the life of the new notes to offset a portion of the stated interest that would otherwise be includable in income. Such an election generally applies to all taxable debt instruments held by the U.S. holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service, or the IRS. U.S. holders that acquire a new note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

      Market Discount. If a U.S. holder has a tax basis in the new notes that is less than the issue price of such notes, the new notes will be treated as having market discount (unless the market discount is considered to be de minimis and thus treated as zero). Under the market discount rules, gain on the sale or other disposition of the new notes, and partial payments on such new notes, will be treated as ordinary income to the extent of accrued market discount. A U.S. holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such U.S. holder in that taxable year or thereafter. This election may be revoked only with the consent of the IRS. U.S. holders that acquire new notes with market discount should consult their tax advisors regarding the manner in which accrued market discount is calculated and the election to include such market discount in income currently.

      Sale, Exchange or Retirement of the New Notes. Upon the sale, exchange, redemption, retirement at maturity or other disposition of a new note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the sum of the cash and the fair market value of all other property received on such disposition (less any amount received on account of accrued but unpaid interest or accrued OID that has not yet been included in the holder’s income, which will be taxed as such) and such U.S. holder’s adjusted tax basis in the new note. The adjusted tax basis of the new notes generally will equal the U.S. holder’s initial tax basis in the new notes, increased by any OID or market discount includable in income by the U.S. holder with respect to such new notes, and reduced by the amount of any payments previously received by the U.S. holder (other than qualified stated interest) and any premium amortized by such U.S. holder with respect to the new notes. Any such gain or loss will, subject to the preceding discussion of the market discount rules, be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder’s holding period for the new notes is more than one year. In the case of non-corporate persons, the maximum U.S. federal income tax rate currently applicable to long-term capital gain is 15%. The deductibility of capital losses is subject to limitations as described in the Code.

      Backup Withholding and Information Reporting. In general, U.S. holders will be subject to backup withholding at the applicable rate (currently, 28%) with respect to interest, OID, principal and premium, if any, paid on a new note, and the proceeds of a sale of a new note, unless such U.S. holder (a) is an entity that is exempt from withholding (including corporations, tax-exempt organizations and certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number, or “TIN” (which for an individual would be the holder’s social security number), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide the payor with his correct TIN may be subject to penalties imposed by the IRS.

      We will report to holders and to the IRS the amount of any “reportable payments” (including any interest paid) and any amounts withheld with respect to the new notes during the calendar year. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences to Non-U.S. Holders

      As used herein, the term “non-U.S. holder” means a beneficial owner of outstanding notes or new notes that is not a U.S. holder as defined above.

      Subject to the discussion below concerning backup withholding, under the portfolio interest exemption, payments of interest (including OID, if any) on a new note by us or any paying agent to any non-U.S. holder will not be subject to U.S. federal withholding tax, provided that, in the case of interest, (a) the non-U.S. holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related to us, directly or indirectly, through stock ownership, and (b) the beneficial owner of the note satisfies certain certification requirements (generally, a certification on IRS Form W-8BEN or suitable successor or substitute form, under penalties of perjury, that the holder is not a United States person). A non-U.S. holder may still be subject to U.S. federal income taxes on any interest payments (including OID) (i) if such non-U.S. holder is an insurance company carrying on a U.S. insurance business, within the meaning of the Code, or (ii) if such holder has an office or fixed place of business in the United States that receives the interest and such holder earns the interest in the course of operating a banking, financing or similar business in the United States or such holder is a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

      If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the new notes that is paid to a non-U.S. Holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. Holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States and the non-U.S. Holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

      A non-U.S. holder of a new note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the new note, unless the gain is effectively connected with the conduct by the holder of a trade or business in the United States. A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of disposition or exchange and who is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of new notes.

      If a non-U.S. holder of a new note is engaged in a trade or business in the United States, and if interest (including OID) or gain on the new note is effectively connected with the conduct of this trade or business, the non-U.S. holder, although exempt from the withholding tax discussed above if it provides us with a properly executed IRS Form W-8ECI, will generally be taxed in the same manner as a U.S. holder as described above under “— Tax Consequences to U.S. Holders”. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the U.S. and its country of residence, any interest income or gain that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income or gain is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the U.S. and the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN. These non-U.S. holders should consult their own tax advisors with respect to U.S. federal income tax and other U.S. tax consequences of the ownership and disposition of new notes, including the possible imposition of a 30% branch profits tax.

      Backup Withholding and Information Reporting. Information returns will be filed with the IRS in connection with any payments on the new notes and payments of the proceeds from a sale or other disposition of the new notes. A non-U.S. holder may be subject to U.S. backup withholding tax on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification procedures required to claim the exemption from withholding tax on interest and OID described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. Janus has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2004, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

      Janus will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 180 days after the expiration date Janus will promptly send additional copies of this prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Janus has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the Holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

      Certain legal matters with respect to the notes we are offering will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

      The consolidated financial statements of Janus Capital Group Inc. as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated in this prospectus by reference from the Annual Report on Form 10-K of Janus Capital Group Inc. for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the implementation of Statement of Financial Accounting Standards No. 142), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of DST Systems, Inc. as of December 31, 2003 and for each of the three years in the period ended December 31, 2003 incorporated in this prospectus by reference to DST Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2003, which have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FORWARD-LOOKING STATEMENTS

      This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements as to industry trends, future expectations of Janus and other matters that do not relate strictly to historical facts. These forward-looking statements are based on beliefs and assumptions by management based on information currently available. These statements are often identified by the use of words such as “may”, “will”, “expect”, “believe”, “anticipate”, “intend”, “could”, “estimate” or “continue”, and similar expressions or variations. Forward-looking statements may include statements concerning potential future events and expectations involving Janus that could differ materially from the events that actually occur. The differences could be caused by a number of factors, including those set forth under “Risk Factors”.

      Forward-looking statements speak only as of the date that they are made, and we do not undertake any obligation to update any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents incorporated herein by reference might not occur.

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

      Until                     , 2004, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. Each broker-dealer that receives notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. For a period of 90 days after the expiration date of the exchange offer this prospectus will be made available to any broker-dealer for use in connection with any such resale.

PROSPECTUS

Janus Capital Group Inc.

Exchange Offer for All Outstanding

6.119% Senior Notes Due April 15, 2014
(CUSIP Nos. 47102XAA3 and 47102XAB1)
For New
6.119% Senior Notes Due April 15, 2014

                    , 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law as amended (“DGCL”) permits a corporation to indemnify any of its directors or officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, incurred in defense of any action (other than an action by or in the corporation’s rights) arising by reason of the fact that he is or was an officer or director of the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 also permits a corporation to indemnify any such officer or director against expenses incurred in an action by the corporation or in its right if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except in respect of any matter as to which such person is adjudged to be liable to the corporation, in which case court approval must be sought for indemnification. This statute requires indemnification of such officers and directors against expenses to the extent they may be successful in defending any such action. This statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, a vote of stockholders or disinterested directors, agreement or otherwise. The statute permits purchase of liability insurance by a corporation on behalf of officers and directors, and the Registrant has such insurance.

      The Registrant’s amended and restated certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee, agent, trustee, committee member or representative of the Registrant (or is or was serving at the Registrant’s request as a director, officer, employee, agent, trustee, committee member or representative of any other entity, including service with respect to employee benefit plans) shall be indemnified and held harmless by the Registrant, to the full extent permitted by Delaware law, as in effect from time to time, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person acting in such capacity.

      The Registrant’s amended and restated certificate of incorporation provides that the rights to indemnification and the payment of expenses provided thereby shall not be exclusive of any other right which any person may have or acquire under any statute, any provision of its amended and restated certificate of incorporation or amended and restated by-laws, agreement or otherwise. Any repeal or modification of such indemnification provisions shall not adversely affect any right or protection of a director or officer with respect to any conduct of such director or officer occurring prior to such repeal or modification.

      The Registrant’s amended and restated certificate of incorporation provides that it will indemnify its directors for monetary damages to the Registrant and its stockholders for any breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) or acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

      The Registrant has entered into indemnification agreements with certain of its directors and officers. Such indemnification agreements are intended to supplement the Registrant’s officers’ and directors’ liability insurance and to provide those individuals with specific contractual assurance that the protection provided by the Registrant’s amended and restated certificate of incorporation will continue to be available regardless of, among other things, an amendment to the Registrant’s amended and restated certificate of incorporation or a change in management or control of the Registrant. Such indemnification agreements provide for prompt indemnification to the fullest extent permitted by law and for the prompt advancement of expenses, including attorneys’ fees and all other costs and expenses incurred in connection with any action, suit or proceeding in which the director or officer is a witness or other participant, or to which the director or officer is a party, by reason (in whole or in part) of service in such capacities. Such indemnification agreements provide a mechanism for court relief if indemnification or expense advances are denied or not received within the periods specified in such agreements. Indemnification and advancement of expenses are also provided with respect to a court proceeding initiated for a determination of rights under such indemnification agreements and for certain other matters.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit
Number		Description

3.1		Delaware Certificate of Incorporation as Amended and Restated on June 14, 2000 is hereby incorporated by reference from Exhibit 3.1.1 to Janus’ Registration Statement on Form 10 declared effective on June 15, 2000 (File No. 001-15253)
3.2		Bylaws of Janus Capital Group Inc. as Amended and Restated on December 11, 2002 is hereby incorporated by reference from Exhibit 3.2 to Janus’ Registration Statement on Form S-4 declared effective February 11, 2003 (File No. 333-102783)
4.1		6.119% Senior Notes due 2014 Indenture, dated April 26, 2004, between Janus Capital Group Inc. and JPMorgan Chase Bank, as Trustee, is hereby incorporated by reference from Exhibit 4.1 to Janus’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (File No. 001-15253)
4	.2*	Form of Global Note to be issued pursuant to the 6.119% Senior Notes due 2014 Indenture, dated April 26, 2004, between Janus Capital Group Inc. and JPMorgan Chase Bank, as Trustee
4	.3*	Registration Rights Agreement, dated April 26, 2004, between Janus Capital Group Inc. and Citigroup Global Markets Inc.
5	.1*	Opinion of Gibson Dunn & Crutcher LLP
12	.1*	Statement of Computation of Ratio of Earnings to Fixed Charges
23.1		Consent of Gibson Dunn & Crutcher LLP (included in Exhibit 5.1)
23	.2*	Consent of Deloitte & Touche LLP
23	.3*	Consent of PricewaterhouseCoopers LLP
24.1		Janus Capital Group Inc. Power of Attorney (included as part of the signature pages to this registration statement)
25	.1*	Statement of Eligibility of Trustee, JPMorgan Chase Bank, N.A., on Form T-1
99	.1*	Form of Letter of Transmittal
99	.2*	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9
99	.3*	Form of Notice of Guaranteed Delivery
99	.4*	Form of Letter to Broker, Dealers, Commercial Banks, Trust Companies and Other Nominees
99	.5*	Form of Letter to Clients for Use by Broker, Dealers, Commercial Banks, Trust Companies and Other Nominees

*	Items marked with an asterisk are filed herewith.

Item 22.	Undertakings

      (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (c) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (f) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus us sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (g) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (h) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado on June 10, 2004.

JANUS CAPITAL GROUP INC.

By:	/s/ LOREN M. STARR

Loren M. Starr
Chief Financial Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Steven L. Scheid and Loren Starr, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement Janus Capital Group Inc. may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN L. SHEID Steven L. Sheid	Chairman of the Board of Directors, Chief Executive Officer and (Principal Executive Officer)	June 10, 2004

/s/ GARY D. BLACK Gary D. Black	President, Chief Investment Officer and Director	June 10, 2004

/s/ LOREN M. STARR Loren M. Starr	Chief Financial Officer and Senior Vice President (Principal Financial Officer)	June 10, 2004

/s/ GREGORY A. FROST Gregory A. Frost	Vice President and Controller (Principal Accounting Officer)	June 10, 2004

/s/ PAUL F. BALSER Paul F. Balser	Director	June 10, 2004

Signature	Title	Date

/s/ MICHAEL D. BILLS Michael D. Bills	Director	June 10, 2004

/s/ ROBERT N. BURT Robert N. Burt	Director	June 9, 2004

/s/ DEBORAH R. GATZEK Deborah R. Gatzek	Director	June 10, 2004

/s/ LANDON H. ROWLAND Landon H. Rowland	Director	June 10, 2004

INDEX TO EXHIBITS

Exhibit
Number		Description

3.1		Delaware Certificate of Incorporation as Amended and Restated on June 14, 2000 is hereby incorporated by reference from Exhibit 3.1.1 to Janus’ Registration Statement on Form 10 declared effective on June 15, 2000 (File No. 001-15253)
3.2		Bylaws of Janus Capital Group Inc. as Amended and Restated on December 11, 2002 is hereby incorporated by reference from Exhibit 3.2 to Janus’ Registration Statement on Form S-4 declared effective February 11, 2003 (File No. 333-102783)
4.1		6.119% Senior Notes due 2014 Indenture, dated April 26, 2004, between Janus Capital Group Inc. and JPMorgan Chase Bank, as Trustee, is hereby incorporated by reference from Exhibit 4.1 to Janus’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (File No. 001-15253)
4	.2*	Form of Global Note to be issued pursuant to the 6.119% Senior Notes due 2014 Indenture, dated April 26, 2004, between Janus Capital Group Inc. and JPMorgan Chase Bank, as Trustee
4	.3*	Registration Rights Agreement, dated April 26, 2004, between Janus Capital Group Inc. and Citigroup Global Markets Inc.
5	.1*	Opinion of Gibson Dunn & Crutcher LLP
12	.1*	Statement of Computation of Ratio of Earnings to Fixed Charges
23.1		Consent of Gibson Dunn & Crutcher LLP (included in Exhibit 5.1)
23	.2*	Consent of Deloitte & Touche LLP
23	.3*	Consent of PricewaterhouseCoopers LLP
24.1		Janus Capital Group Inc. Power of Attorney (included as part of the signature pages to this registration statement)
25	.1*	Statement of Eligibility of Trustee, JPMorgan Chase Bank, N.A., on Form T-1
99	.1*	Form of Letter of Transmittal
99	.2*	Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9
99	.3*	Form of Notice of Guaranteed Delivery
99	.4*	Form of Letter to Broker, Dealers, Commercial Banks, Trust Companies and Other Nominees
99	.5*	Form of Letter to Clients for Use by Broker, Dealers, Commercial Banks, Trust Companies and Other Nominees

*	Items marked with an asterisk are filed herewith.